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                                                                   Exhibit 10.46

                                                                       EXECUTION
                                                                            COPY

                            SHARED SERVICES AGREEMENT

          This Shared Services Agreement (this "Agreement") is entered into as of January 5, 1998 between Nexstar Broadcasting Group, L.P., a Delaware limited partnership ("Nexstar"), and Bastet Broadcasting, Inc., a Delaware corporation ("Bastet"). Nexstar and Bastet are referred to collectively as the "Parties."

          Pursuant to an Asset Purchase Agreement dated as of July 17, 1997 (the "Purchase Agreement"), Bastet has agreed to acquire from Nexstar substantially all of the assets of television station WYOU, Scranton, Pennsylvania ("WYOU"), and after Bastet consummates that acquisition (the "WYOU Acquisition") Bastet will own and operate WYOU.

          Nexstar has agreed to acquire from a third party substantially all of the assets of television station WBRE, Wilkes-Barre, Pennsylvania ("WBRE"), and after Nexstar consummates that acquisition (together with the WYOU Acquisition, the "Acquisitions") Nexstar will own and operate WBRE.

          WYOU and WBRE are collectively referred to as the "Stations."

          For their mutual benefit and in order to enhance the respective abilities of Nexstar and Bastet to compete with other television and media outlets serving in the Scranton/Wilkes-Barre, Pennsylvania market after the Acquisitions, Nexstar and Bastet agree as follows:

          1. SHARING ARRANGEMENTS GENERALLY. From time to time, Nexstar and Bastet may agree to share the costs of certain services and procurements which they individually require in connection with the ownership and operation of the respective Stations which they will own after the Acquisitions. Such sharing arrangements may take the form of joint or co-operative buying arrangements, or the performance of certain functions relating to the operation of one Station by employees of the owner and operator of the other Station (subject in all events to the supervision and control of personnel of the owner and operator of the Station to which such functions relate), or may be otherwise structured, and will be governed by terms and conditions upon which Bastet and Nexstar may agree from time to time. Such sharing arrangements may include the co-location of the studio, non-managerial administrative and/or master control and technical facilities of the Stations and the sharing of groundskeeping, maintenance, security and other services relating to those facilities. In performing services under any such sharing arrangement (including those described in Section 4), personnel of one Party will be afforded access to, and have the right to utilize, without charge, assets and properties of the other Party to the extent necessary or desirable in the performance of such services.

          2.  CERTAIN SERVICES NOT TO BE SHARED.

          (a) Senior Management Personnel. At all times after the Acquisitions, each

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          2. CERTAIN SERVICES NOT TO BE SHARED.

          (a) Senior Management Personnel. At all times after the Acquisitions, each Station will have a general manager, a chief engineer and a business manager, each of whom will be retained solely by the Party which owns and operates such Station and will report solely to such Party, and each of whom will have no involvement or responsibility in respect of the operation of the other Station.

          (b) Programming and Sales. Each Party will maintain for the Station owned and operated by it separate managerial and other personnel to carry out the selection and procurement of programming for such Station and the pricing and selling of commercial and advertising time on such Station, and in no event will the Parties or the Stations share services, personnel or information pertaining to such matters. Each Party will in all events have the exclusive right to sell advertising and commercial time on the Station owned and operated by it and all revenue from such sales.

          (c) Master Control. Each Party will retain its own master control operators and related personnel who will perform master control for the Station owned and operated by such Party.

          3. GENERAL PRINCIPLES GOVERNING SHARING ARRANGEMENTS. All arrangements made as contemplated by this Agreement will be subject to, and are intended to comply in all respects with, the Communications Act of 1934, as amended, the rules, regulations and policies of the Federal Communications Commission (the "FCC"), as in effect from time to time (the "FCC Rules and Regulations"), and all other applicable laws. The arrangements made pursuant to this Agreement will not be deemed to constitute "joint sales," "program services," "time brokerage," "local marketing" or similar arrangements or a partnership or joint venture between the Parties or the Stations, and no such arrangement will be deemed to give either Party any right to control the policies, operations, management or any other matter relating to the Station owned and operated by the other Party.

          4. CERTAIN SPECIFIC SHARING ARRANGEMENTS. In furtherance of the general agreements set forth in Sections 1 through 3 above, Nexstar and Bastet have agreed as follows with respect to the sharing of certain services after the
Acquisitions:

          (a) Execution of Promotional Policies. Each Party will retain its own personnel who will be responsible for developing the separate promotional policy to be employed for such Station from time to time, and the development of such separate policies will not be shared by the Parties. Nexstar personnel will implement and execute the promotional policy developed by Nexstar personnel for WBRE from time to time. Subject to direction and control by Bastet personnel, Nexstar personnel will also implement and execute the promotional policy developed by Bastet personnel for WYOU from time to time. Such implementation and execution will include such tasks as graphic design, production and media placement and buying.

          (b) Continuity and Traffic Support. Each Party will retain its own personnel who will be responsible for and perform for the Station owned and operated by such Party the functions typically performed by the "traffic" manager of a television station. Nexstar personnel will


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carry out continuity and other tasks necessary to support such manager and functions for WBRE. Subject to direction and control by such management personnel of Bastet, Nexstar personnel will also carry out continuity and such other tasks with respect to WYOU.

          (c) Collections and Payables Support. Nexstar personnel will perform the tasks associated with the collection and application of proceeds of Nexstar's accounts receivable and the payment of Nexstar's accounts payable with respect to WBRE. Subject to direction and control by the business manager of WYOU, Nexstar personnel will also perform the tasks associated with the collection and application of proceeds of Bastet's accounts receivable and the payment of Bastet's accounts payable with respect to WYOU; provided that such Nexstar personnel will not perform any tasks relating to the billing of purchasers of advertising or commercial time on WYOU, the payment of accounts payable of Bastet arising under contracts for the license of programming run or to be run on WYOU, or the payment of Bastet's payroll with respect to WYOU.

          (d) Transmission Facilities Maintenance. Nexstar personnel will maintain and repair (as needed) the transmission facilities of WBRE. Subject to direction and control by the chief engineer of WYOU, Nexstar personnel will also maintain and repair (as needed) the transmission facilities of WYOU.

          (e) Newscast Production.


               (i) Production and Delivery. Utilizing WBRE's personnel and facilities, Nexstar will provide live-feed, fully-staffed and produced newscasts for broadcast on WYOU at such times as Bastet may request from time to time by reasonable advance notice to Nexstar; provided that such newscasts will not comprise more than 15% (by duration) of the programming broadcast on WYOU during any broadcast day. Nexstar will be responsible for delivering such newscasts to WYOU's broadcast facilities by microwave, fiber-optic or other suitable signal. Nexstar will use reasonable efforts to provide that such newscasts are of a quality appropriate to WYOU's market. Such newscasts will be produced exclusively for Bastet for broadcast on WYOU, but may include non-exclusive videotape, graphics, news stories, field reports and other material. Bastet personnel will determine the title and format of such newscasts, and such newscasts will have an "on-air appearance" as if they had been originated by Bastet through WYOU.

               (ii) Commercial, Advertising and Promotional Spots. Bastet will determine the amount of such commercial, advertising time and promotional time to be provided for during such newscasts. Bastet will have the exclusive right to sell commercial and advertising time during such newscasts and will retain all revenue from the sale of such commercial and advertising time.

               (iii) Editorial Control and Responsibility. Nexstar will use reasonable efforts to maintain a system of editorial review to ensure the accuracy, prior to broadcast, of all investigative reports and other stories prepared by Nexstar personnel and included in the newscasts which Nexstar provides to Bastet. Nexstar will indemnify,defend and hold harmless Bastet from any and all demands, claims, actions or causes of action, losses,


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          damages and liabilities, costs and expenses, including reasonable attorneys' fees, incurred by Bastet as a result of the violation or breach of any third parties' rights as a result of the provision of any news content provided by Nexstar or its employees in such newscasts. Bastet will indemnify, defend and hold harmless Nexstar from any and all demands, claims, actions or causes of action, losses, damages and liabilities, costs and expenses, including reasonable attorneys' fees, incurred by Nexstar as a result of the violation or breach of any third parties' rights as a result of the provision of the content (if any) provided by Bastet or its employees, or any variation by Bastet or its employees of any content provided by Nexstar, in such newscasts. Each Party will maintain the following types of insurance coverage for no less than the indicated amounts and will deliver to the other Party upon request a certificate of insurance showing the following: (A) comprehensive general liability insurance in an amount of $1,000,000; (B) worker's compensation and/or disability insurance; and (C) libel/defamation/First Amendment liability insurance, with a deductible of no more than $100,000, as to which coverage each Party will name the other party as an additionally insured.

               (iv) CBS News Feeds. Subject to Nexstar, Bastet and CBS Network News entering into a news sharing agreement in form and substance agreeable to the parties thereto, Nexstar will be free to utilize, at its discretion, the CBS Network News feed footage in the newscasts it produces for WYOU.

               (v) Operating Conditions Agreement. Nexstar and Bastet will collaborate to create a newscast operating conditions agreement or procedural memo which will provide the basis for daily operations, contingencies, WYOU's access to breaking stories, procedures for editorial compliance with FCC Rules and Regulations (including quarterly programs/issues requirements), regularly scheduled operations, editorial and ratings reviews and guidelines for access by Bastet personnel and WYOU customers to Nexstar's news studios.

          (f) Services Fee. In consideration for the services to be provided to WYOU by Nexstar personnel as described in Sections 4(a) through 4(e), Bastet will pay to Nexstar the fee (the "Services Fee") described in this Section 4(f).

               (i) Base Amount. Subject to the remaining provisions of this
          Section 4(f), the base amount of the Services Fee during any calendar year will be (i) $3,000,000 per annum, in the case of the calendar year during which the Acquisitions occur and, if the Acquisitions occur during 1997, then also during 1998, and (ii) 110% of the base amount of the Services Fee during the preceding year (without regard to any waiver of the Services Fee for such preceding year pursuant to
          Section 4(f)(iii)), in the case of each subsequent year.

               (ii) Payment Terms. The Services Fee will be payable monthly, in arrears, in equal installments during each calendar year from and after the month during which the Acquisitions occur, and will be prorated on a daily basis for the calendar year

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          during which the Acquisitions occur and the calendar year during which the sharing arrangements described in Sections 4(a) through 4(e) are terminated.

               (iii) Waiver. Payment and accrual of the Services Fee in respect of any calendar year (or partial calendar year, in the case of the calendar years during which the sharing of services described in Sections 4(a) through 4(e) commence and cease) will be waived to the extent that the amount of the Services Fee which otherwise would be payable for such period would exceed WYOU's Available Cash Flow (as that term is defined in Section 4(f)(iv)) for such period; provided that an amount equal to the amount so waived in respect of any calendar year or partial calendar year will be added to the base amount of the Services Fee for the following calendar year or partial calendar year. In addition, the entire amount of the Services Fee which has accrued and is unpaid as of the Cessation Date (as that term is defined in Section 6) will be waived.

               (iv) Available Cash Flow Defined. For any period, WYOU's "Available Cash Flow" means Bastet's broadcast cash flow in respect of WYOU for such period (determined with deduction for the Services Fee), reduced by the following, without duplication:

                                    (A) the aggregate amount of cash paid by
                  Bastet in respect of reasonable capital expenditures relating to WYOU during such period,

                                    (B) the aggregate amount of all cash
                  payments required to be made by Bastet during such period in respect of the principal amount of, and interest on, indebtedness of Bastet for borrowed money incurred in respect of WYOU, and

                                    (C) the aggregate amount of all cash
                  payments made by Bastet during such period in respect of federal, state and local taxes,

          in each case to the extent not reflected in such broadcast cash flow for such period or any prior period, and increased or reduced as Bastet and Nexstar may reasonably agree is appropriate in light of the reduction or increase in the non-cash net working capital of Bastet in respect of WYOU during such period.

          5. FORCE MAJEURE. If a force majeure event such a strike, labor dispute, fire, floor or other act of God, failure or delay of technical equipment, war, public disaster, or action of the FCC or other reason beyond the cause or control of Nexstar or Bastet prevents such Party or its personnel from performing tasks which it is required to perform under this Agreement during any period of time, then such failure will not be a breach of this Agreement and such Party will be excused from such performance during that time.

          6. TERM OF SHARING ARRANGEMENTS. The initial term of this Agreement is ten (10) years. Unless otherwise terminated by either Party, the term of this Agreement shall be extended for an additional ten (10) year term. Either Party may terminate this Agreement at the end of the initial ten year term by six months prior written notice to the other. Notwithstanding

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the foregoing, the sharing arrangements contemplated by this Agreement will terminate upon the consummation of the purchase and sale of assets of Bastet relating to WYOU (i) pursuant to the terms of Section 7(b) or any option agreement referred to in Section 7 and (ii) at Nexstar's option, pursuant to the terms of Section 7(c) (in either case, the date upon which such purchase and sale is consummated being the "Cessation Date"). Except as provided in Section 4(f)(iii), no termination of this Agreement, whether pursuant to this Section 6 or otherwise, will affect the Company's duty to pay any Services Fee accrued, or to reimburse any cost or expense incurred, prior to the effective date of that termination.

        7. RIGHT OF FIRST REFUSAL; SALE OF WYOU.


          (a) Transfers. David S. Smith ("Smith") shall not sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in his shares (the "Shares") of stock of Bastet (a "Transfer"), except pursuant to the provisions of this Section 7. Bastet shall not sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in all or any material portion of the assets of WYOU (whether by one transaction or a series of transactions) (also, a "Transfer"), except pursuant to the provisions of this Section 7. Neither Bastet nor Smith shall consummate or agree to consummate any Transfer until 30 days after the delivery to Nexstar of Bastet's or Smith's, as the case may be, written notice (the "Sale Notice"), unless the parties to the Transfer have been finally determined pursuant to this Section 7 prior to the expiration of such 30-day period (the "Election Period"). The Sale Notice shall disclose in reasonable detail the identity of the proposed transferee(s), the assets or shares to be Transferred, the terms and conditions of the proposed Transfer and the aggregate purchase price (the "Transfer Price") to be paid to Smith or Bastet, as the case may be. Smith shall not Transfer less than all of his Shares in any single transaction.

          (b) First Refusal Rights. Nexstar may elect to purchase the assets or Shares of Bastet or Smith, respectively, to be Transferred upon the same terms and conditions as those set forth in the Sale Notice (or at a cash equivalent price) by delivering a written notice of such election to Bastet or Smith, as the case may be, during the Election Period. If Nexstar has so not elected to purchase the assets or Shares to be Transferred, Smith or Bastet, as the case may be, may Transfer the assets or Shares specified in the Sale Notice, subject to the provisions of Section 7(c) below, to the proposed transferee(s) named in the Sale Notice at a price and on the other terms and conditions no more favorable to the transferee(s) thereof than those specified in the Sale Notice during the 120-day period immediately following the Election Period; provided that such 120-day period shall be extended to permit the parties to such Transfer a reasonable period to obtain any required consent or approval of the FCC, so long as such parties are using reasonably diligent efforts to obtain such approval, and shall end on the earliest of (w) the tenth business day after such consent or approval has been granted, (x) the date upon which any such party ceases to use such efforts, (y) the date upon any denial of such consent or approval becomes a final order, and (z) the 360th day after the end of the Election Period. Any assets or Shares not Transferred within such 120-day (or extended) period shall be subject to the provisions of this Section 7 upon subsequent Transfer. If Nexstar (or an assignee of Nexstar) has elected to purchase any assets or Shares hereunder, the transfer of such assets or Shares shall be consummated as soon as practical after the delivery of the election notice

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to Bastet or Smith, as the case may be, but in any event within 120 days after the expiration of the Election Period; provided that such 120-day period shall be extended to permit the parties to such Transfer a reasonable period to obtain any required consent or approval of the FCC, so long as such parties are using reasonably diligent efforts to obtain such approval, and shall end on the earliest of (w) the tenth business day after such consent or approval has been granted, (x) the date upon which any such party ceases to use such efforts, (y) the date upon any denial of such consent or approval becomes a final order, and
(z) the 360th day after the end of the Election Period. If Nexstar (or any assignee thereof) elects to purchase any assets or Shares hereunder, then each of Nexstar (or such assignee), Bastet and Smith will use reasonably diligent efforts to obtain any consent or approval described in the foregoing proviso, including promptly making all required filings and applications therefor and furnishing to the FCC all information and undertakings which may reasonably be requested in connection therewith.

          (c) Payment Upon Transfer. If Bastet or Smith makes a Transfer to a person or entity other than Nexstar (or an assignee thereof) pursuant to this
Section 7 and Nexstar elects to terminate this Agreement (which election it may make in its sole discretion upon consummation of the proposed Transfer in question), then upon consummation of such Transfer, Bastet or Smith, as the case may be, shall pay to Nexstar the greater of (i) 95% of the amount by which the Transfer Price exceeds the Cash Purchase Price (as such term is defined in the Purchase Agreement and plus or minus any adjustments made pursuant to Section
1.4 and Article VII of the Purchase Agreement), and (ii) $12,000,000.

          (d) Term. Bastet and Smith shall remain subject to the terms of this
Section 7 until the earlier of (i) ten (10) years from the date hereof, or (ii) the date upon which Bastet and Nexstar enter into an option agreement granting Nexstar an option to acquire the assets of WYOU on terms mutually agreeable to both Parties.

          8. AMENDMENT AND WAIVER. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party.

          9. NOTICES. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered or delivered by express courier service. Notices, demands and communications to Nexstar or Bastet will, unless another address is specified in writing, be sent to the address indicated below:

                  to Bastet:
                  ---------

                           Bastet Broadcasting, Inc.
                           806 South Cassingham Road
                           Bexley, OH 43209
                           Attention:  David Smith

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                  to Nexstar:
                  ----------

                           Nexstar Broadcasting Group, L.P.
                           200 Abington Executive Park
                           Suite 201
                           Clarks Summit, PA  18411
                           Attention:  Perry A. Sook

          10. BINDING AGREEMENT; ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by one Party without the prior written consent of the other Party, except that Nexstar may assign its rights under Section 7 to any person or entity without Bastet's or Smith's prior written consent.

          11. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

          12. NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

          13. CAPTIONS. The captions used in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

          14. ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

          15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

          16. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law provision (whether of the Commonwealth of Pennsylvania or any other jurisdiction)

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that would cause the application of the laws of any jurisdiction other than the
Commonwealth of Pennsylvania. In furtherance of the foregoing, the internal law of the Commonwealth of Pennsylvania will control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even if under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

          17. PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective permitted successors and assigns any rights or remedies under or by virtue of this Agreement.

          18. WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

          19. OTHER DEFINITIONAL PROVISIONS. The terms "hereof," "herein" and "hereunder" and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, references contained in this Agreement are references to Sections, in this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. Whenever the term "including" is used in this Agreement (whether or not that term is followed by the phrase "but not limited to" or "without limitation" or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

                                     * * * *


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          IN WITNESS WHEREOF, the Parties have executed this Shared Services
Agreement as of the date first written above.

                                        BASTET BROADCASTING, INC.


                                              /s/ David S. Smith
                                        By: ----------------------
                                            Name:  David S. Smith
                                            Title: President

                                        NEXSTAR BROADCASTING GROUP, L.P.

                                        By: Nexstar Broadcasting of Northeastern
                                            Pennsylvania GP, Inc.
                                        Its: General Partner

                                               /s/ Perry A. Sook
                                        By: ----------------------
                                            Name: Perry A. Sook
                                            Title:  President, CEO

The undersigned, being the sole stockholder of Bastet, hereby agrees to be bound by the provisions of Section 7 hereof:

  /s/ David S. Smith
----------------------
    David S. Smith

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